Exhibit 99.1

Atheros Completes Acquisition of Attansic Technology Company

SANTA CLARA, Calif., Dec. 18, 2006 – Atheros Communications, Inc. (NASDAQ: ATHR), a leading developer of advanced wireless solutions, today announced that it has completed the acquisition of Attansic Technology Company, a privately held Taiwan-based fabless semiconductor company specializing in Fast and Gigabit Ethernet integrated circuit solutions for PC, access point (AP) and router applications. Atheros announced on Oct. 23, 2006, that it signed a definitive agreement to purchase Attansic, noting that the acquisition enables Atheros to provide a complete suite of cost-optimized, high-performance wireless and wired LAN technologies to its networking and PC OEM customers. Attansic previously was a majority owned subsidiary of ASUSTek Computer Inc., the world’s leading supplier of PC motherboards and manufacturer of modems and gateways.

The combination of Atheros’ market-leading wireless LAN (WLAN) solutions, its new wireless network processors and Attansic’s Gigabit Ethernet technology provides all of the key silicon components needed for high-performance, 802.11n APs and routers. In addition, through the Attansic acquisition, Atheros attains a leading position in the PC LAN-on-motherboard (LOM) market by supplying ASUSTek and others with Gigabit Ethernet NIC and PHY products for LOM.

With the acquisition of Attansic, Atheros gains a highly skilled engineering team with strong mixed-signal and Ethernet design expertise. The team will reside in Shanghai and Atheros’ Taiwan Research & Development Center located in Hsinchu Science Park.

About Atheros Communications, Inc.

Atheros Communications is a leading developer of semiconductor system solutions for wireless communications products. Atheros combines its wireless systems expertise with high-performance radio frequency (RF), mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufacturable on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is being used by a broad base of leading customers, including personal computer, networking equipment and handset manufacturers. For more information, visit www.atheros.com or send email to info@atheros.com.

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Atheros, the Atheros logo and Attansic are trademarks of Atheros Communications, Inc. All other trademarks mentioned in this document are the sole property of their respective owners.

NOTE ON FORWARD-LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release, including the anticipated benefits for Atheros of the acquisition of Attansic, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the risks detailed in Atheros’ Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, as filed with the Securities and Exchange Commission, and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward-looking statements.

For Atheros press contact: Dakota Lee, 408-720-5597, dakota@atheros.com, or Greg Wood, A&R Partners, 650-762-2838, gwood@arpartners.com

For analyst inquires contact: Deborah Stapleton of Stapleton Communications, Inc.,

+1-650-470-0200, deb@stapleton.com